EXHIBIT 23.1

CONSENT OF KEITER, STEPHENS, HURST, GARY & SHREAVES, P.C.

Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (Nos. 333-118487 and 333-22419) and Forms S-8 (Nos. 333-27429 and 333-88430) of Associated Estates Realty Corporation of our report dated June 3, 2008 relating to the combined statement of revenue and certain operating expenses of the properties known as The Belvedere and River Forest (the "Properties") for the year ended December 31, 2007 (which report expresses an unqualified opinion and contains an explanatory paragraph relating to the combined statement of revenue and certain operating expenses was prepared for the purposes of complying with the rules and regulations of the Securities and Exchange Commission and is not intended to be a complete presentation of the Properties' revenues and expenses) appearing in this current report on Form 8-K/A.

/s/ Keiter, Stephens, Hurst, Gary & Shreaves, P.C.

Glen Allen, Virginia

July 3, 2008